SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 6, 1999

                              Cade Industries, Inc.
       (Exact name of registrant as specified in its charter)

            Wisconsin                   0-12808                39-1371038
 (State or other jurisdiction of      (Commission           (IRS Employer
         incorporation                 File Number)          Identification No.)

         2365 Woodlake Drive, Suite 120,                         48864
                  Okemos Michigan
      (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code         (517) 347-1333

(Former name or former address, if changed since last report.)


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Item 1.  Change in Control of Registrant.

     On December 6, 1999, Sphere Corporation, a Wisconsin corporation ("Purchaser") and a wholly-owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), paid for and thereby acquired over 87% of the outstanding shares of common stock, par value $.001 per share, including the associated common stock purchase rights (together with the common stock, the "Shares") of Cade Industries, Inc. (the "Company"). This acquisition was made by a cash tender offer by Purchaser to acquire all of the outstanding Shares for $5.05 per share (the "Offer"), pursuant to an Agreement and Plan of Merger by and among the Company, Purchaser and Parent, dated as of October 21, 1999 (the "Merger Agreement"). The total consideration paid by Purchaser to acquire such Shares was approximately $95.4 million. Purchaser obtained such funds from Parent and Parent obtained such funds from available cash on hand.

     Parent and Purchaser intend to consummate a merger of Purchaser and the Company, as the second and final step in the acquisition of all outstanding Shares by Parent (the "Merger"). At the effective time of the Merger each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company or held by shareholders who properly exercise dissenters' rights, if any), will by virtue of the Merger be canceled and converted into the right to receive $5.05 per Share in cash, without interest thereon.

     Pursuant to the Merger Agreement, promptly following the purchase by Purchaser of Shares pursuant to the Offer, Purchaser, as beneficial owner of over 87% of the Shares, designated 5 directors ("Parent Designees") to the Company's Board of Directors (the "Board"). On December 6, 1999 the Board accepted the resignations of all of the directors, except for Richard A. Lund, and simultaneously appointed the Purchaser Designees. The Purchaser Designees are Chester Paul Beach, Robert H. Harvey, Robert F. Leduc, Jothi
Purushotaman, and Robert B. Weiner.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 9, 1999          By:      /s/ Stephen B. Swigert
                                          -----------------------
                                          Name:  Stephen B. Swigert
                                          Title: Secretary




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                                  EXHIBIT INDEX


Exhibit No.                                                 Description

Not applicable.